Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator of

The Kroger Co. Savings Plan For Bargaining Unit Associates:

We consent to incorporation by reference in the Registration Statement (No. 333-164951) on Form S-8 of The Kroger Co. of our report dated June 27, 2012, relating to the statements of net assets available for benefits of The Kroger Co. Savings Plan For Bargaining Unit Associates as of December 31, 2011 and 2010 and the related statements of changes in net assets available for benefits and the supplemental schedule for the years then ended, which report appears in the December 31, 2011 annual report on Form 11-K of The Kroger Co. Savings Plan For Bargaining Unit Associates.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

June 27, 2012